EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

In this Exhibit 4.2, when we refer to “Evertec, Inc.,” the “Company,” “we,” “us” or “our” or when we otherwise refer to ourselves, we mean Evertec, Inc., excluding, unless otherwise expressly stated or the context requires, our subsidiaries; all references to “common stock” refer only to common stock issued by Evertec, Inc. and not to any common stock issued by any subsidiary.

The general terms and provisions of our common stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our charter and amended and restated bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our charter and amended and restated bylaws.

Common Stock

Authorized Shares
The Company has the authority to issue 206,000,000 shares of common stock, par value $0.01 per share; and, subject to certain conditions described below, the Company has the authority to issue 2,000,000 shares of preferred stock, par value $0.01 per share.

Dividends
Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board of Directors (the “Board”) and will depend on many factors, including our financial condition, earnings, available cash, business opportunities, legal requirements, restrictions in our debt agreements and other contracts, capital requirements, level of indebtedness and other factors that our Board deems relevant. The covenants of our senior secured credit facilities may limit our ability to pay dividends on our common stock.

All shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources, subject to the terms of any then outstanding preferred stock and the terms and conditions set forth in any applicable restricted stock award agreement. Provisions of our debt agreements, such as those of our senior secured credit facilities, and other contracts may impose restrictions on our ability to declare dividends with respect to our common stock.

Voting Rights
The holders of our common stock are entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of shares of common stock are entitled to vote. Subject to the rights of the holders of any then-outstanding preferred stock described in “Item 1A. Risk Factors–Risks Related to Our Securities,

Corporate Structure and Governance,” at any annual or special meeting of the stockholders, holders of common stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders in accordance with the provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

Liquidation Rights
Upon liquidation or dissolution of our Company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including any then-outstanding preferred stock.

Other Matters
The holders of our common stock have no preemptive rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Shares of preferred stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board and included in a certificate of designations (a “Preferred Stock Designation”) in accordance with the General Corporations Law of the Commonwealth of Puerto Rico of 2009, and, the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

“Blank Check” Preferred Stock
Our amended and restated certificate of incorporation authorizes our Board to issue shares of preferred stock, subject to certain conditions as described above.

No Cumulative Voting
Our amended and restated certificate of incorporation does not provide stockholders with the right to cumulative votes in the election of directors.

Stockholder Action by Written Consent
Any action required to be or that may be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if and only if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding shares entitled to vote thereon.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not earlier than the 120th day and not later than the 90th day prior to the one-year anniversary of the preceding year’s annual meeting; provided, that, in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the 120th day prior to such meeting and not later than the 90th day prior to such meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice.

Amendments to Organizational Documents
Our amended and restated certificate of incorporation provides that we have the ability to amend, alter, change or repeal any provision in our certificate of incorporation by the affirmative vote of the stockholders holding at least a majority of shares of our common stock then outstanding and entitled to vote. Similarly, our amended and restated certificate of incorporation and amended and restated bylaws provide that our amended and restated bylaws may be adopted, amended, altered or repealed by the Board.

Limitation of Officer and Director Liability and Indemnification Arrangements
Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of our directors to the maximum extent permitted by Puerto Rico law. However, if Puerto Rico law is amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of our directors will be limited or eliminated to the fullest extent permitted by Puerto Rico law, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation and amended and restated bylaws will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will, from time to time, to the fullest extent permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We also will indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified includes the right of an officer or a director to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our Board may take certain action it deems necessary to carry out these indemnification provisions, including purchasing insurance policies. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to such person’s status or any activities prior to such amendment, repeal or adoption.

We have entered into separate indemnification agreements with each of our non-management directors in connection with his or her appointment to the Board. These indemnification agreements will require us to, among other things, indemnify our directors against liabilities that may arise by reason of their status or service as directors. These indemnification agreements also require us to advance any expenses incurred by the directors as a result of any proceeding against them as to which they could be indemnified and to use reasonable efforts to cause our directors to be covered by any of our insurance policies providing insurance for our directors and officers. A director is not entitled to indemnification by us under such agreements if (i) the director did not act in good faith and in a manner he or she deemed to be reasonable and consistent with, and not opposed to, our best interests or (ii) with respect to any criminal action or proceeding, the director had reasonable cause to believe his or her conduct was unlawful.

Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors and officers.